Exhibit 99.1

NANOSPHERE, INC.
CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nanosphere, Inc.
Northbrook, Illinois

We have audited the accompanying balance sheets of Nanosphere, Inc. (the "Company") as of December 31, 2015 and 2014, and the related statements of operations and comprehensive loss, cash flows, and stockholders' equity, for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's recurring losses from continued use of cash to fund operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 24, 2016

Nanosphere, Inc.
Balance Sheets
(dollars in thousands, except share and per share data)

	As of December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$15,107	$21,053
Restricted cash	4,000	—
Accounts receivable - net of allowance for doubtful accounts	4,266	4,292
Inventories	6,061	9,387
Other current assets	403	380
Total current assets	29,837	35,112
Property and Equipment - net of accumulated depreciation	8,895	5,072
Intangible Assets - net of accumulated amortization	1,823	2,080
Other Assets	75	75
Total Assets	$40,630	$42,339
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,769	$1,827
Accrued compensation	1,628	943
Other current liabilities	3,313	3,173
Debt – net	15,340	9,716
Total current liabilities	22,050	15,659

Total liabilities	22,050	15,659
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, $0.01 par value; 10,000,000 shares authorized:
Series A: no shares issued and outstanding as of December 31, 2015, and 2014, respectively	—	—
Series B: no shares issued and outstanding as of December 31, 2015, and 2014, respectively	—	—
Series C: 8,431.8 shares issued and outstanding as of December 31, 2015, and no shares issued and outstanding as of December 31, 2014	4,003	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 11,570,248 shares and 5,864,755 shares issued and outstanding as of December 31, 2015 and 2014, respectively	116	59
Additional paid-in capital	466,958	448,527
Accumulated deficit	(452,497)	(421,906)
Total stockholders’ equity	18,580	26,680
Total Liabilities and Stockholders' Equity	$40,630	$42,339
See notes to financial statements.

Nanosphere, Inc.
Statements of Operations and Comprehensive Loss
(dollars and shares in thousands, except per share data)

	Years Ended December 31,
	2015	2014
Revenue:
Product sales	$21,072	$14,290
Total revenue	21,072	14,290
Costs and Expenses:
Cost of sales	12,351	8,496
Research and development	15,174	21,667
Sales, general and administrative	20,730	21,817
Restructuring costs	513	—
Total costs and expenses	48,768	51,980
Loss from operations	(27,696)	(37,690)
Other income (expense):
Interest expense	(2,899)	(1,386)
Other income	4	6
Total other expense	(2,895)	(1,380)
Net loss and Comprehensive Loss	$(30,591)	$(39,070)

Deemed dividend on convertible preferred stock due to beneficial conversion feature	$(12,250)	$—
Loss attributable to common shareholders	$(42,841)	$(39,070)

Net loss per common share - basic and diluted	$(6.02)	$(9.35)
Weighted average number of common shares outstanding - basic and diluted	7,120	4,179
See notes to financial statements.

Nanosphere, Inc.
Statements of Cash Flows
(dollars in thousands)

	Years Ended December 31,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(30,591)	$(39,070)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,464	1,542
Amortization of intangible assets	324	326
Amortization of financing costs, accretion of debt discount	782	312
Loss from disposal of fixed assets	124	—
Share-based compensation	1,036	3,492
Provision for bad debt	114	89
Changes in operating assets and liabilities:
Accounts receivable	(88)	(1,561)
Inventories	573	(1,585)
Other current assets	(23)	(132)
Accounts payable	(84)	108
Accrued and other current liabilities	783	1,550
Net cash used in operating activities	(25,586)	(34,929)
INVESTING ACTIVITIES:
Purchases of property and equipment	(2,588)	(2,528)
Investments in intangible assets	(68)	—
Restricted cash balance	(4,000)	—
Net cash used in investing activities	(6,656)	(2,528)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt	20,000	—
Payments on debt	(9,919)	(2,081)
Debt issuance costs	(968)	—
Proceeds from the issuance of convertible preferred stock with warrants	17,720	—
Costs related to the issuance of convertible preferred stock	(1,525)	—
Proceeds from the issuance of Class A units of common stock with warrants	1,081	—
Costs related to the issuance of Class A units of common stock	(93)	—
Net proceeds from the issuance of common stock	—	18,473
Proceeds from stock option exercises	—	651
Net cash provided by financing activities	26,296	17,043
Net (decrease) increase in cash and cash equivalents	(5,946)	(20,414)
Cash and cash equivalents - beginning of year	21,053	41,467
Cash and cash equivalents - end of year	$15,107	$21,053
NONCASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of inventory to (from) property and equipment	$2,753	$652
Change in capital expenditures included in accounts payable	69	—
Conversion of convertible preferred stock to common stock	8,187	—
Deemed dividend on conversion of preferred stock to common stock	3,385	—
Deemed dividend on convertible preferred stock, due to beneficial conversion feature	8,865	—
Placement agent warrants in connection with convertible preferred and common stock	1,002	—
Warrants issued with convertible preferred stock	6,388	—
Warrants issued with debt	4,272	—
SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$2,018	$1,072
See notes to financial statements.

Nanosphere, Inc.
Statements of Stockholders’ Equity
(dollars and shares in thousands)

	Convertible Preferred Stock								Additional
	Series A		Series B		Series C		Common Stock		Paid-In	Accum.
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Par Value	Capital	Deficit	Total
Balance at January 1, 2014	—	—	—	—	—	—	3,813	$39	$425,931	$(382,836)	$43,134
Share-based compensation	—	—	—	—	—	—	—	—	3,492	—	3,492
Exercise of stock options on common stock	—	—	—	—	—	—	23	—	651	—	651
Issuance of common stock from public offering, net of offering expenses	—	—	—	—	—	—	2,020	20	18,453	—	18,473
Issuance of restricted stock	—	—	—	—	—	—	13	—	—	—	—
Expiration of warrants to acquire common stock	—	—	—	—	—	—	—	—	—	—	—
Forfeiture of restricted stock	—	—	—	—	—	—	(3)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(39,070)	(39,070)
Balance at December 31, 2014	—	—	—	—	—	—	5,866	$59	$448,527	$(421,906)	$26,680
Share-based compensation	—	—	—	—	—	—	—	—	1,036	—	1,036
Warrants issued with debt	—	—	—	—	—	—	—	—	4,272	—	4,272
Issuance of Class A Units consisting of Common Stock and Warrants	—	—	—	—	—	—	2,299	23	1,058	—	1,081
Costs related to issuance of Class A Units	—	—	—	—	—	—	—	—	(93)	—	(93)
Issuance of convertible preferred stock	4	4,400	4	4,400	9	8,920	—	—	—	—	17,720
Costs related to the issuance of convertible preferred stock	—	(388)	—	(373)	—	(764)	—	—	—	—	(1,525)
Issuance of placement agent warrants in connection with the issuance of convertible preferred stock	—	(175)	—	(165)	—	(662)	—	—	1,002	—	—
Issuance of warrants with convertible preferred stock	—	(1,606)	—	(1,605)	—	(3,177)	—	—	6,388	—	—
Beneficial conversion feature of convertible preferred stock	—	(2,227)	—	(1,498)	—	(5,140)	—	—	8,865	—	—
Deemed dividend related to immediate accretion of beneficial conversion feature of convertible preferred stock	—	2,227	—	1,498	—	5,140	—	—	(8,865)	—	—
Deemed dividend on conversion of preferred stock to common stock	—	1,606	—	1,605	—	174	—	—	(3,385)	—	—
Conversion of convertible preferred stock to common stock	(4)	(3,837)	(4)	(3,862)	—	(488)	3,410	34	8,153	—	—
Forfeiture of restricted stock	—	—	—	—	—	—	(4)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(30,591)	(30,591)
Balance as of December 31, 2015	—	—	—	—	9	4,003	11,571	116	466,958	(452,497)	18,580

See notes to financial statements.

Nanosphere, Inc.
Notes to Financial Statements
As of December 31, 2015 and 2014, and
For the years ended December 31, 2015 and 2014

1. Description of Business
Nanosphere, Inc. (the “Company”) develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. The proprietary nanoparticle technology provides the ability to detect multiple targets simultaneously in a single sample. The Company is dedicated to enhancing medicine by providing targeted molecular diagnostic tests for infectious diseases and associated drug resistance markers that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation and single use consumable for on demand testing.
Basis of Presentation - The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Reclassifications - Certain information as of December 31, 2014, presented in the financial statements have been reclassified to the current presentation. These reclassifications include: i) the reclassification of $0.1 million of debt issuance costs upon the early adoption of ASU No. 2015-03 to debt on the balance sheets, ii) the combination of warrants to acquire common stock within additional paid in capital on the balance sheets and statement of stockholders’ equity, and iii) the separate presentation of depreciation and amortization and accounts receivable and provision for doubtful accounts on the statements of cash flows, iv) the combination of foreign exchange gain/ loss and interest income on the income statement. These reclassifications had no impact on the results of operations, financial position, or cash flows.
2. Summary of Significant Accounting Policies
Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less, at date of purchase, to be cash equivalents. The majority of these funds are held in interest-bearing money market and bank checking accounts. Interest income for all investment accounts is recorded on the accrual basis as earned.
Restricted Cash - Any cash that is legally restricted from use is recorded in restricted cash on the balance sheets. The new term loan facility (See Note 3) requires the Company to maintain a minimum account balance which is considered to be restricted cash. The restricted cash balance was $4.0 million on December 31, 2015, and there was no restricted cash on December 31, 2014.
Receivables - Accounts receivable consists of amounts due to the Company for sales of the Verigene system and consumables. We maintain an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected accounts. This allowance was $0.2 million, and $0.1 million as of December 31, 2015, and 2014, respectively.
Inventories - Inventories are carried at the lower of cost or market, using the first-in, first-out method. Certain finished goods inventory is ultimately leased rather than sold, and upon the lease date is transferred to Property and equipment and subsequently depreciated to Cost of sales over the period indicated below.
Property and Equipment - Property and equipment are recorded at cost and generally depreciated using the straight-line method over the assets’ estimated useful lives, which are:

Equipment with customers	3-5 years
Computers and office equipment	3 years
Engineering and laboratory equipment, including tooling	3-5 years
Furniture and fixtures	7 years
Manufacturing equipment	5-7 years
Leasehold improvements	Shorter of useful life, or remaining lease term.

The economic life of the Company’s equipment with customers is based on the original term of the lease, which is typically three years. The Company believes that this is representative of the period during which the instrument is expected to be economically usable.
Maintenance and repair costs are expensed as incurred.
Depreciation Expense was $1.5 million, and $1.3 million for the years ended December 31, 2015, and 2014, respectively.
Intangible Assets - Intangible assets are stated at cost less accumulated amortization and consist of purchased intellectual property. Purchased intellectual property represents licenses and is associated with patents owned by third-parties for technologies which are embedded in the Company’s diagnostic instruments and diagnostic test products that the Company licensed in anticipation of sales of such products. Amortization of upfront license fees begins upon the initial use of the licensed technology and is calculated using the straight-line method over the remaining expected lives of the licensed technology, which range from 1.8 years to 11.25 years. Such amortization of upfront license fees is classified in Cost of sales on the statement of operations. Purchased intellectual property also includes purchased patents and patent rights. These patents and patent rights are amortized using a straight-line method over the remaining four years of the patent, and the amortization expense is classified in research and development expense on the statement of operations.
Impairment of Long-lived Assets - The Company monitors the carrying value of long-lived assets for potential impairment and tests the recoverability of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If a change in circumstance occurs, the Company performs a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If cash flows cannot be separately and independently identified for a single asset, the Company will determine whether impairment has occurred for the group of assets for which the Company can identify the projected cash flows. If the carrying values are in excess of undiscounted expected future cash flows, the Company measures any impairment by comparing the fair value of the asset or asset group to its carrying value.
Deferred Financing Costs - Costs incurred to issue debt are deferred and amortized as a component of interest expense using the effective interest method over the term of the related debt agreement. Amortization expense of deferred financing costs began with the incurrence of the debt in May 2013 and was $0.5 million and $0.1 million for the twelve months ended December 31, 2015 and December 31, 2014.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. The Company’s significant estimates included in the preparation of the financial statements are related to property and equipment, intangible assets and share-based compensation. Actual results could differ from those estimates.
Fair Value of Financial Instruments - The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values. Fair value of debt was $14.7 million and $9.8 million at December 31, 2015, and December 31, 2014, respectively. The fair value of debt is based upon the current rates available to us for debt with similar terms and remaining maturities (Level 2 financial measurement).
Reverse Stock Split - On April 7, 2015, the Company's Board of Directors and shareholders approved a 20-to-1 reverse split of the Company's issued and outstanding common stock, effective at the close of business on April 8, 2015. The effect of this event has been reflected in all the share quantities and per share amounts in these financial statements. The shares of common stock authorized remained at 150 million and retained a par value of $0.01.
Debt, with Detachable Warrants -  The Company accounts for debt with detachable warrants in accordance with ASC 470:  Debt and allocated proceeds received to the debt and detachable warrants based on relative fair values. The Company assessed the classification of its common stock purchase warrants as of the date of the transaction and determined that such instruments meet the criteria for equity classification. The warrants are reported on the balance sheet as a component of additional paid in capital within stockholders’ equity.
The Company recorded the related issuance costs and value ascribed to the warrants as a reduction of the debt.  The discount is amortized utilizing the effective interest method over the term of the debt.  The unamortized discount, if any, upon repayment of the notes will be expensed to interest expense. In accordance with ASC Subtopic 470-20, the Company determined the effective interest rate of the debt was approximately 22.0%. The Company has also evaluated its debt and warrants in accordance with the provisions of ASC 815, Derivatives and Hedging, including consideration of embedded derivatives requiring bifurcation.

Convertible Preferred Stock -  The Company accounts for convertible preferred stock with detachable warrants in accordance with ASC 470:  Debt and allocated proceeds received to the convertible preferred stock and detachable warrants based on relative fair values. The Company evaluated the classification of its convertible preferred stock and warrants and determined that such instruments meet the criteria for equity classification. The Company recorded the related issuance costs and value ascribed to the warrants as a reduction of the convertible preferred stock.

The Company has also evaluated its convertible preferred stock and warrants in accordance with the provisions of ASC 815, Derivatives and Hedging, including consideration of embedded derivatives requiring bifurcation.
Beneficial conversion feature - The issuance of the convertible preferred stock generated a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. The Company recognized the BCF by allocating the intrinsic value of the conversion option, which is the number of shares of common stock available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of common stock per share on the commitment date, to additional paid-in capital, resulting in a discount on the convertible preferred stock. As the convertible preferred stock may be converted immediately, we have recognized the BCF as a deemed dividend in the statement of operations.
Evaluation Equipment - The Company monitors inventory held at customer sites for evaluation (“Evaluation Equipment”). Upon determination that such Evaluation Equipment is no longer available for sale and is to remain with the customer, Evaluation Equipment is reclassified to property and equipment as leased equipment, which is typically after twelve months following initial placement. During 2015, the Company reclassified $3.3 million of Evaluation Equipment to property, plant, and equipment.  The Company commences depreciation on the date of transfer and such Evaluation Equipment is depreciated over a three year period.
Comprehensive Loss - The Company’s comprehensive loss is equal to its net loss for all periods presented.
Revenue Recognition - The Company recognizes revenue from product sales and contract arrangements. The Company recognizes revenue from product sales when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. Verigene System instrument units are sold outright to customers or leased to customers pursuant to operating leases. The Company recognizes revenue from sales of the Verigene System, including cartridges and related products, when the risks and rewards of ownership are transferred to the customer. The Company evaluates the financial position and payment history for each international distribution partner and recognizes revenue from these distributors only when timely collectability can be reasonably assured. Revenue for Verigene System instrument units sold under operating lease arrangements is recognized on an installment basis over the life of the lease while the cost of the leased equipment is carried on the Company’s balance sheet in Property and equipment and depreciated over its estimated useful life to Cost of sales.
Shipping and handling costs are expensed as incurred and included in Cost of sales. In those cases where the Company bills shipping and handling costs to customers, the amounts billed are classified as product sales.
The Company’s sales contracts are considered multiple deliverable arrangements because the contract terms provide a fixed price for the sale of the Verigene System and a fixed price for the sale of cartridges over the term of the contract. Under these arrangements, the Company recognized revenue upon delivery of the products and allocates the revenue based on the relative selling price of each deliverable, which is based primarily on vendor specific objective evidence.
Research and Development Costs - Research and development costs, including costs related to the clinical studies programs, consist of employee wages and benefits, development materials and equipment and facility costs and are expensed as incurred.
Income Taxes - The Company accounts for income taxes, including uncertain tax positions, under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740 “Accounting for Income Taxes”. This Topic requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. An allowance is provided to reduce net deferred tax assets to the amount management believes will, more likely than not, be recovered.
Share-Based Compensation - The Company recognizes share-based compensation expense related to restricted stock and common stock options issued to employees, consultants and directors. ASC Topic 718 “Stock Compensation” provides for recognition of compensation expense based on the fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and stock. The estimated fair value of options granted, net of forfeitures expected to occur during the vesting period, is amortized as compensation expense on a straight-line basis over the service period of the options.
Segments - Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance The Company’s chief executive officer is the CODM, and he uses the financial information in determining how to allocate resources and assess performance. The Company has determined that it operates in one segment. All of the Company’s assets are located in the United States and substantially all of the Company’s revenues are from customers in the United States.

Adoption of Recent Accounting Pronouncements: In August 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-15, Interest - Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies the treatment of debt issuance costs from line-of-credit arrangements after the adoption of ASU No. 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. In particular, ASU No. 2015-15 clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of such arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted ASU No. 2015-15 during the 2nd quarter of 2015, and its adoption did not have a material impact on its financial statements.

Recent Accounting Pronouncements: In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, an updated standard on revenue recognition.  ASU No. 2014-09 provides enhancements to the quality and consistency of how revenue is reported by companies while also improving comparability in the financial statements of companies reporting using International Financial Reporting Standards or U.S. GAAP.  The main purpose of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which a company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively and improve guidance for multiple-element arrangements.  In July 2015, the FASB voted to approve a one-year deferral of the effective date of ASU No. 2014-09, which will be effective for the Company in the first quarter of fiscal year 2018 and may be applied on a full retrospective or modified retrospective approach. The Company is evaluating the impact of implementation and transition approach of this standard on its financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory. This ASU changes the inventory valuation method from the lower of cost or market to the lower of cost or net realizable value for inventory valued under the first-in, first-out or average cost methods. The standard is effective for fiscal years beginning after December 15, 2016, including interim periods and requires prospective adoption with early adoption permitted. The Company is currently evaluating the impact of this guidance on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU explicitly requires management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Management will consider relevant conditions that are known, and reasonably knowable, at the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. Disclosures will be required if conditions give rise to substantial doubt. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its financial statements.

In November 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position to simplify the presentation of deferred income taxes. The standard is effective prospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As of December 31, 2015, we elected to early adopt the pronouncement on a prospective basis. Adoption of this amendment did not have an effect on the Company's financial position or results of operations, and prior periods were not retrospectively adjusted.

In January 2016, FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU No. 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact that ASU No. 2016-01 will have on its financial statements and related disclosures.
3. Liquidity and Capital Resources
As of December 31, 2015, the Company has incurred net losses attributable to common shareholders of $452.5 million since inception, and has funded those losses primarily through the sale and issuance of equity securities and secondarily through the issuance of debt. While the Company is currently in the commercialization stage of operations, the Company has not yet achieved profitability and anticipates that it will continue to incur net losses in the foreseeable future. The Company recorded a net loss of $30.6 million in 2015 and had cash and cash equivalents of $15.1 million as of December 31, 2015, and net cash used in operating activities of $25.6 million for the twelve month period ended December 31, 2015.
The Company's current and anticipated cash resources will likely be insufficient to support currently forecasted operations within one year after the date that the financial statements are issued, and therefore, the Company will need additional debt or equity financing in the future to execute its business plan and to be able to continue as a going concern. Capital outlays and operating expenditures that would otherwise increase over the next twelve months as the Company expands its infrastructure, manufacturing capacity and research and development activities to support commercialization of our products may need to be curtailed which may not be advantageous for the Company's business operations. Many of the aspects of the Company’s forecasts involve management’s judgments and estimates that include factors that could be beyond the Company's control and actual results could differ. These and other factors could cause the Company's forecasted plans to be unsuccessful which could have a material adverse effect on the Company's operating results, financial condition, and liquidity and causes substantial doubt about the Company’s ability to continue as a going concern.
Term Loan Facility with NSPH Funding LLC and SWK Funding LLC
On May 14, 2015, (the "Closing Date") the Company entered into a Loan and Security Agreement ("Loan Agreement") with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding, LLC, and SWK Funding LLC, as lenders (together, the “Lenders”) providing for the Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC also agreed to act as agent under the loan facility (the “Collateral Agent”).
The Company immediately drew down $20 million of the Loan. The Loan Agreement included a condition precedent and a post-closing covenant that obligated the Company to raise (i) an aggregate of at least $4 million in net proceeds from equity financings prior to entering into the Loan Agreement and (ii) an aggregate of at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (collectively, the “Capital Requirements”), pursuant to which the Company raised an aggregate of $8 million in net proceeds from its preferred stock offerings in May 2015 and June 2015.
As consideration for the funding of the Loan and the Lenders’ commitment thereunder, on the Closing Date the Company issued warrants to the Lenders to acquire an aggregate of up to 1,000,000 shares of common stock, par value $0.01 (the “Common Stock”) with an exercise price of $0.01 per share and are exercisable for a period of 10 years until May 14, 2025 (the “Initial Lender Warrants”). At the time of issuance, the relative fair value of the Initial Lender Warrants was estimated at $3.9 million using the Black-Scholes model and recorded as a debt discount.
On July 29, 2015, the Company and the Lenders entered into the First Amendment to the Loan and Security Agreement (the “First Amendment”). The First Amendment reduced the Capital Requirements under the Loan Agreement by $2 million and included the Lenders’ acknowledgment that the Capital Requirements have been fully satisfied.

In consideration of the reduction of the Capital Requirements, the First Amendment also provides that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was previously $3 million and subject to increase to $4 million after the earlier of the funding of the second tranche of the Loan or March 31, 2016, is increased to $4 million concurrent with the entry into the First Amendment by the Company and the Lenders and shall increase to $5 million after the earlier of the funding of the second tranche of the Loan or December 31, 2016.
In addition, the Loan Agreement provides that the Company maintain minimum quarterly ratios of (i) the aggregate of the Company’s cash operating expenses, cash interest expenses and capital expenditures, to (ii) the Company’s gross profits (the “Original Ratios”). The Company did not meet the required Original Ratio of 3.5 for the quarter ended September 30, 2015.
On December 7, 2015, the Company and the Lenders entered into the Second Amendment to the Loan and Security Agreement (the “Second Amendment”), which became effective on December 22, 2015, concurrent with the completion of the Company’s offering of Series C Preferred Stock described below. The Second Amendment replaced the Original Ratios in their entirety with a requirement that the Company maintain, as of the last day of each fiscal quarter of the Company beginning in the first fiscal quarter of 2016, a minimum adjusted cash flow (the “Cash Flow Requirement”) which requirement increases each quarter. For example, in the first fiscal quarter of 2016, the Company must maintain negative adjusted cash flow of not less than $6.5 million. The Cash Flow Requirement requires that the Company achieve a positive adjusted cash flow of $0.2 million by the last day of the quarter that begins on October 1, 2017. If the Company fails to satisfy the required Cash Flow Requirement for any two out of three successive quarters, the date on which the first amortization payment is due under the Loan Agreement would accelerate to the next following payment date, and the minimum quarterly amortization rate would increase to approximately $3.3 million, resulting in a final, accelerated maturity for the term loan by the end of the sixth fiscal quarter thereafter.
The Second Amendment also modified the provisions of the Loan Agreement allowing for the advance of additional term loans, subject, in each case to the Company’s continued compliance with the terms and conditions of the Loan Agreement and no material adverse changes in the Company having occurred. Pursuant to the Second Amendment, the Company will now receive an additional advance of a term loan in an amount up to $5,000,000 if the Company achieves, before May 14, 2016: (i) trailing six month revenue of at least $12,000,000 in any previous, consecutive 6 month period; (ii) at least 100 cumulative new unit placements during any consecutive 12 month period after January 1, 2015 (the date on which the Company achieves, before May 14, 2016, both such revenue and such placements, the “Milestone Date”); and (iii) the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period. The Company also will receive another advance in an amount up to $5,000,000 if: (i) the Company submits a 510(k) premarket notification submission to the FDA concerning its diagnostic tests of its next generation product platform (currently in development) before September 30, 2016; (ii) the Company also achieves the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period; and (iii) if the Company has satisfied both of the foregoing tests, it has submitted its draw request on or before November 15, 2016.
Substantially all assets of the Company serve as collateral to the Loan Agreement. The Loan Agreement restricts our ability to pay cash dividends and certain other payments. The Loan agreement also provides that a material adverse change in the Company’s financial condition could trigger an event of default. If an event of default occurs all amounts owing under the Loan Agreement would become immediately due and payable and the Collateral Agent, could move against the collateral, including the Company’s cash and cash equivalents. While the Company does not believe that such an event of default has occurred, the Lenders may take a contrary position. If an event of default were to occur, such actions by the Collateral Agent would have an immediate and substantial negative effect on the Company’s ability to continue as a going concern, as it would essentially eliminate its cash reserves. The Company has not been notified of an event of default as of the date of issuance of these financial statements. As there is a more than remote likelihood that the Lenders may be entitled to declare an event of default under this clause in the next twelve months, the principal due subsequent to December 31, 2015 have been presented as a current liability.
In consideration of the replacement of the Original Ratios and modifications to the terms governing the subsequent advance of loans under the Loan Agreement, the Second Amendment also provides that: (i) the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was $4 million prior to the effectiveness of the Second Amendment, is increased to $5 million upon the earlier to occur of the Milestone Date or May 14, 2016 (which occurred on February 5, 2016), and (ii) the Company shall issue warrants to the Lenders exercisable for an aggregate of 500,000 shares of the Company (the “Additional Lender Warrants”). The Additional Lender Warrants have an exercise price of $0.01 per share and are exercisable for a period of 10 years until December 22, 2025. At the time of issuance, the relative fair value of the Additional Lender Warrants was estimated at $0.4 million and recorded as a debt discount. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended Loan's cash flows and the present value of the original Loan's remaining cash flow and concluded that the results didn't exceed the 10% factor, the debt modification is not considered substantially different and did not apply extinguishment accounting, rather accounting for the modification on a prospective basis pursuant to ASC 470. The carrying amount of the Loan is not adjusted and the effects of the changes are to be reflected in future periods. The revised effective interest rate of the modified loan is approximately 22.0%

Series A Convertible Preferred Stock Offering
On May 14, 2015, the Company issued $4.4 million of series A convertible preferred stock (the "Series A Preferred Stock"), which are convertible into a total of 1,168,659 shares of common stock at a conversion price of $3.765, and warrants to purchase shares of common stock exercisable for up to 1,168,659 additional shares of common stock, in the aggregate at exercise price of $3.65 per share and are exercisable for a period of 5 years commencing November 14, 2015 until November 14, 2020 (the "Series A Investor Warrants"). In connection with the Series A Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of common stock at an exercise price of $4.45 per share (the “Series A Placement Agent Warrants, and together with the Series A Investor Warrants, the “Series A Warrants”) with a fair value of $0.2 million at issuance. The Series A Warrants are exercisable for 4.5 to 5 years commencing November 14, 2015. At the time of issuance, the relative fair value of the Series A Investor Warrants was estimated at $1.6 million using the Black-Scholes model and recorded as issuance costs. The Series A Preferred Stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. As of December 31, 2015, all 4,400 shares of Series A Preferred Stock had been converted into 1,168,659 shares of common stock.
Net proceeds from the Series A Offering after placement agent fees and other offering expenses were approximately $4.0 million.
Series B Convertible Preferred Stock Offering
On June 11, 2015, the Company issued $4.4 million of series B convertible preferred stock (the “Series B Preferred Stock”) (which are convertible into a total of 1,203,800 shares of common stock at a conversion price of $3.655) and warrants to purchase shares of common stock exercisable for up to 1,203,800 additional shares of common stock, in the aggregate at an exercise price of $3.54 per share and are exercisable for a period of 5 years commencing December 11, 2015 until December 11, 2020 (the “Series B Investor Warrants”). In connection with the Series B Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 72,230 shares of common stock at an exercise price of $3.54 per share (the “Series B Placement Agent Warrants, and together with the Series B Investor Warrants, the “Series B Warrants”) with a fair value of $0.2 million at issuance. The Series B Warrants are exercisable for 4.5 to 5 years commencing December 11, 2015. At the time of issuance, the relative fair value of the Series B Investor Warrants was estimated at $1.6 million using the Black-Scholes model and recorded as issuance costs. The Series B Preferred Stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. As of December 31, 2015, all 4,400 shares of Series B Preferred Stock has been converted into 1,203,800 shares of common stock.
Net proceeds from the Series B Offering after placement agent fees and other offering expenses were approximately $4.0 million.
Common Stock and Series C Convertible Preferred Stock Offering
On December 22, 2015, the Company completed a registered offering in which it issued 2,298,744 shares of its common stock at a price of $0.47 per share, with each share of common stock coupled with a 5-year warrant to purchase one share of common stock, at an exercise price of $0.70 per share and are exercisable for a period of 5 years until December 22, 2020 (the “Series C Investor Warrants”). These securities were sold in the form of a Class A Unit but were immediately separable and were issued separately at the closing.
For certain investors who would otherwise hold more than 4.99% of the Company’s common stock following the registered Offering, the Company issued to such investors, in the form of Class B Units, 8,919.59044 shares of a new class of preferred stock designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”) with a stated value of $1,000 and which are convertible into 18,977,852 shares of the Company’s common stock at a conversion price equal to $0.47 per share of common stock, together with Series C Investor Warrants to purchase up to 18,977,852 shares of the Company’s common stock. These securities were sold in the form of a Class B Unit but were immediately separable and were issued separately at the closing.
In connection with the Series C Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 1,276,596 shares of common stock at an exercise price of $0.517 per share (the "Series C Placement Agent Warrants", and together with the Series C Investor Warrants, the "Series C Warrants") with a fair value of $0.7 million at issuance. The Series C Warrants were exercisable immediately upon issuance. At the time of issuance, the relative fair value of the Series C Investor Warrants was estimated at $10.5 million using the Black-Scholes model and recorded as issuance costs. The Series C Preferred Stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. As of December 31, 2015, 487.790 shares of Series C Preferred Stock had been converted into 1,037,852 shares of common stock.
Net proceeds from the Series C and Unit A Offering after placement agent fees and other offering expenses was approximately $8.1 million, and $1.0 million, respectively.

The Lender Warrants, Series A Warrants, Series B Warrants and Series C Warrants can be settled in shares of our common stock by cashless exercise in lieu of payment of the exercise price at the option of the holder. The warrants contain no mandatory redemption features and no repurchase obligations requiring the transferring of assets and are for a fixed number of shares, except for customary anti-dilution adjustments.
4. Debt
The following table summarizes the Company's debt as of December 31, 2015 and 2014 (in thousands):

	December 31, 2015	December 31, 2014
Silicon Valley Bank and Oxford Finance LLC	—	9,919
Debt discount, inclusive of issuance costs	—	(203)
	—	9,716
NSPH Funding LLC and SWK Funding LLC	20,000	—
Debt discount, inclusive of issuance costs	(4,660)	—
Debt	15,340	9,716
The following table sets forth the contractual future principal payments as of December 31, 2015:

Years Ending December 31	Debt payments
2016	$—
2017	1,000
2018	3,500
2019	6,000
2020	6,700
2021	2,800
Total	20,000
5. Net Loss Per Common Share
Net Loss Per Common Share - Basic and diluted net loss per common share have been calculated in accordance with ASC Topic 260, “Earnings Per Share”, for the years ended December 31, 2015, and 2014. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.
The computation of basic net loss per common share for the years ended December 31, 2015, and 2014 excluded zero shares of restricted stock for each year respectively. While these restricted shares of stock are included in outstanding shares on the balance sheet at December 31, 2015 and 2014, these restricted shares are excluded from basic net loss per common share in accordance with ASC Topic 260 due to the forfeiture provisions associated with these shares.
The computations of diluted net loss per common share for the years ended December 31, 2015, and 2014 did not include the outstanding shares of restricted stock as well as the effects of the following options to acquire common stock and common stock warrants as the inclusion of these securities would have been antidilutive:

	Year ended December 31,
	2015	2014
Restricted stock	—	29,175
Stock options	632,204	266,356
Common stock warrants	26,574,802	6,801
Series C Preferred Shares convertible to Common Stock equivalents	17,940,000	—
	45,147,006	302,332
6. Equity Incentive Plans
The Company’s board of directors has adopted and the shareholders have approved the Nanosphere, Inc. 2000 Equity Incentive Plan (the “2000 Plan”), the Nanosphere, Inc. 2007 Long-Term Incentive plan (the "2007 Plan") and the Nanosphere, Inc. 2014 Long-Term Incentive Plan (the "2014 Plan" and together with the 2000 Plan and the 2007 Plan, the "Plans"). Upon adoption of the 2014 Plan at the Company's annual meeting of shareholders on May 28, 2014, the 2000 Plan and 2007 Plan were terminated. The Plans authorized the compensation committee to grant stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, incentive stock options, deferred share units and performance awards. Option awards are generally granted with an exercise price equal to or above the fair value of the Company’s common stock at the date of grant with ten year contractual terms.
As of December 31, 2015, there are 781,223 shares remaining in the 2014 Plan available for grants.

Certain options vest ratably over two or four years of service, while other options vest after seven years of service but provide for accelerated vesting contingent upon the achievement of various company-wide performance goals, such as decreasing time to market for new products and entering into corporate collaborations (as defined in the option grant agreements). For these “accelerated vesting” options, 20-25% of the granted option shares will vest upon the achievement of each of four or five milestones as defined in the option grant agreements, with any remaining unvested options vesting on the seven year anniversary of the option grant dates. Approximately 3.2% of the options granted and outstanding contain “accelerated vesting” provisions. The service period over which compensation expense is recognized for options which include the accelerated vesting provision is the shorter of the seven year cliff term or the projected timeframe for achieving the company-wide performance goals.
The fair values of the Company’s option awards were estimated at the dates of grant using the Black-Scholes option pricing model with the following assumptions:

	2015	2014
Expected dividend yield	0%	0%
Expected volatility	77% - 79%	78.00%
Risk free interest rate	1.5% - 1.9%	1.78%
Weighted-average expected option life (in years)	5.5 - 6 years	5.5
Estimated weighted-average fair value on the date of grant based on the above assumptions	$0.49 to $3.40	$17.40
Estimated forfeiture rate	10.0% - 18.0%	—%
The expected volatility for option awards granted during 2015 and 2014 was based on the Company’s actual historical volatility. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of the grants for periods consistent with the expected life of the option. The expected life of options that vest ratably over two or four years of service is derived from historical experience of previously granted awards. The Company estimates the expected life of options with accelerated vesting terms giving consideration to the dates that the Company expects to achieve key milestones under the option agreements and the term of the option. Total compensation cost associated with the option awards was $1.0 million and $1.6 million, in 2015 and 2014, respectively.
As of December 31, 2015, the total compensation cost not yet recognized related to the nonvested awards is approximately $1.4 million, which is expected to be recognized over the next 0.9 years, which is a weighted average term. Certain milestone events are deemed probable of achievement prior to their seven year vesting term, and the acceleration of vesting resulting from the achievement of such milestone events has been factored into the weighted average vesting term. While the

Company does not have a formally established policy, as a practice the Company has delivered newly issued shares of its common stock upon the exercise of stock options.
A summary of option activity under the Plan as of December 31, 2015, is presented below:

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value of Options
Outstanding - January 1, 2015	266,356	$65.87
Granted	438,983	$1.69
Exercised	—
Expired	(63,813)	$70.17
Forfeited	(9,322)	$70.17
Outstanding - December 31, 2015	632,204	$20.81	8.4 years	$—
Exercisable - December 31, 2015	102,934	$72.48	4.8 years	$—
Vested and Expected to Vest - December 31, 2015	564,641	$20.81	8.4 years	$—
No options were exercised in 2015, and 23,375 options were exercised in 2014. The intrinsic value of options exercised in 2014 was $0.6 million.
Included in the number of options outstanding at December 31, 2015, are 20,324 options with a weighted average exercise price of $107.33 per share that have accelerated vesting provisions based on the criteria mentioned above. The total fair value of option shares vested during 2015 and 2014 was 1.0 million, $1.9 million, respectively.
A summary of the restricted shares activity under the plans as of December 31, 2015 are listed below:

Restricted Shares	Number of shares
Outstanding - January 1, 2015	29,175
Granted	—
Vested	(24,050)
Forfeited	(5,125)
Outstanding - December 31, 2015	—
The total fair value of restricted shares that vested was $0.1 million and $1.0 million, during 2015 and 2014, respectively. The Company recognized $0.1 million and $1.9 million, in compensation expense associated with the restricted stock during 2015 and 2014, respectively.
7. Preferred Stock
Series A Convertible Preferred Stock
The Company issued and sold 4,400 shares of Series A Preferred Stock to the Investors on May 14, 2015. The Series A Preferred Stock, par value $0.01, was sold for $1,000 per share and was convertible at any time at the holder’s option, converted in a series of transactions in May and June 2015, at a conversion rate of $3.765 per share into 1,168,659 shares of the Company's common stock.
In a concurrent private placement, the Company issued the Series A Warrants to the Investors and the placement agent for the Series A Offering, which are exercisable into up to 1,238,779 shares of our common stock with the 1,168,659 Series A Investor Warrants having an exercise price of $3.65 per share and the Series A Placement Agent Warrants having an exercise price of $4.45 per share, in each case subject to certain customary anti-dilution adjustments. The Series A Investor Warrants are exercisable at any time between November 14, 2015, and November 14, 2020. The Series A Placement Agent Warrants are exercisable at any time between November 14, 2015 and May 14, 2020. The Series A Warrants can be settled in shares of our common stock by cashless exercise in lieu of payment of the exercise price at the option of the investors if the underlying shares are not then registered for resale. The Series A Warrant holders will participate in any dividends declared and paid to common stock holders on an ‘as-exercised’ basis, and will be held in abeyance until the warrants are exercised.
The Company has determined that the Series A Warrants qualify for accounting as equity instruments rather than as liabilities. As of the May 14, 2015, issuance date, the Company estimated the fair value of the Series A Investor Warrants at $3.2 million under the Black-Scholes option pricing model using the following primary assumptions: contractual term of 5.5 years, volatility rate of 77.26%, risk-free interest rate of 1.62% and expected dividend rate of 0%. Based on the Series A Investor Warrant’s relative fair value to the fair value of the Series A Preferred Stock, $1.6 million of the $4.4 million of proceeds was allocated to the Series A Investor Warrants, creating a corresponding preferred stock discount in the same amount.
The Company assessed the Series A Preferred Stock and the related Series A Warrants under ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), ASC Topic 815, “Derivatives and Hedging” (“ASC 815”), and ASC Topic 470, “Debt” (“ASC 470”). The preferred stock contains an embedded feature allowing an optional conversion by the holder into common stock which meets the definition of a derivative. However, we determined that the preferred stock is an “equity host” (as described by ASC 815) for purposes of assessing the embedded derivative for potential bifurcation and that the optional conversion feature is clearly and closely associated to the preferred stock host; therefore the embedded derivative does not require bifurcation and separate recognition under ASC 815. We determined there to be a beneficial conversion feature (“BCF”) requiring recognition at its intrinsic value. Since the conversion option of the preferred stock was immediately exercisable, the amount allocated to the BCF was immediately accreted to preferred dividends, resulting in an increase in the carrying value of the preferred stock. We also assessed the Series A Warrants under ASC 815 and determined that they did not initially meet the definition of a derivative, but will require evaluation on an on-going basis. As of December 31, 2015, we determined that the warrants still did not meet the definition of a derivative and continued to qualify for equity recognition.
On May 14, 2015, the Company recorded a deemed dividend of $2.2 million related to the beneficial conversion feature with the issuance of the Series A Convertible Preferred stock.
As of December 31, 2015, all Series A Preferred Stock had converted to common stock. Upon conversion the Company recorded an additional deemed dividend of $1.6 million.
Series B Convertible Preferred Stock
The Company issued and sold 4,400 shares of Series B Preferred Stock on June 11, 2015. The Series B Preferred Stock, par value $0.01, was sold for $1,000 per share and is convertible at any time at the holder’s option and converted in a series of transactions in June and September 2015, at a conversion rate of $3.655 per share (subject to certain, customary anti-dilution provisions) into 1,203,800 shares of the Company's common stock.
In a concurrent private placement, the Company issued the Series B Warrants to the Investors and the placement agent for the Series B Offering for no additional consideration. The Series B Warrants are exercisable into up to 1,276,060 shares of our common stock at an exercise price of $3.54 per share (subject to certain, customary anti-dilution provisions). The Series B Investor Warrants are exercisable at any time between December 11, 2015, and December 11, 2020. The Series B Placement Agent Warrants are exercisable at any time between December 11, 2015, and June 08, 2020. The terms of the Series B Warrants and related registration rights agreement are otherwise identical to those of the Series A Warrants. As of the June 11, 2015 issuance date, the Company estimated the fair value of the Series B Investor Warrants at $2.9 million under the Black-Scholes option pricing model using the following primary assumptions: contractual term of 5.5 years, volatility rate of 77.36%, risk-free interest rate of 1.82% and expected dividend rate of 0%. Based on the Series B Investor Warrant’s relative fair value to the fair value of the Series B Stock, $1.6 million of the $4.4 million of proceeds was allocated to the Series B Investor Warrants, creating a corresponding preferred stock discount in the same amount.
We assessed the Series B Preferred Stock and Series B Warrants using the same methodology as for the Series A Preferred Stock and Series A Warrants(see discussion above), and resulting in the same determinations.
On June 8, 2015, the Company recorded a deemed dividend of $1.5 million related to the beneficial conversion feature with the issuance of the Series B Convertible Preferred stock.
As of December 31st, 2015 all Series B Preferred Stock had converted to common stock. Upon conversion the Company recorded an additional deemed dividend of $1.6 million.
Common Stock and Series C Convertible Preferred Stock

On December 22, 2015, the Company completed a registered offering in which it issued 2,298,744 shares of its common stock at a price of $0.47 per share, with each share of common stock coupled with a five years warrant to purchase one share of common stock, at an exercise price of $0.70 per share and are exercisable for a period of 5 years until December 22, 2020 (the “Series C Investor Warrants”). These securities were sold in the form of a Class A Unit but were immediately separable and were issued separately at the closing.

For certain investors who would otherwise hold more than 4.99% of the Company’s common stock following the registered Offering, the Company issued to such investors, in the form of Class B Units, 8,919.59044 shares of a new class of preferred stock designated Series C Convertible Preferred Stock with a stated value of $1,000 and which are convertible into 18,977,852 shares of the Company’s common stock at a conversion price equal to $0.47 per share of common stock, together with Series C Investor Warrants to purchase up to 18,977,852 shares of the Company’s common stock. These securities were sold in the form of a Class B Unit but were immediately separable and were issued separately at the closing.
In connection with the Series C Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 1,276,596 shares of common stock at an exercise price of $0.517 per share and are exercisable for a period of 5 years until December 22, 2020 (the “Series C Placement Agent Warrants,” and together with the Series C Investor Warrants, the “Series C Warrants”). The Series C Warrants were exercisable immediately upon issuance. As of the December 22, 2015, issuance date, the Company estimated the fair value of the Series C Investor Warrants at $10.5 million under the Black-Scholes option pricing model using the following primary assumptions: contractual term of 5 years, volatility rate of 95.34%, risk-free interest rate of 1.71% and expected dividend rate of 0%. Based on the Series C Investor Warrant’s relative fair value to the fair value of the Series C Preferred Stock, $3.2 million of the $8.9 million of proceeds was allocated to the Series C Investor Warrants, creating a corresponding preferred stock discount in the same amount.
We assessed the Series C Preferred Stock and Series C Warrants using the same methodology as for the Series A Preferred Stock and Series A Warrants (see discussion above), and resulting in the same determinations.
On December 22, 2015 the Company recorded a deemed dividend of $5.1 million related to the beneficial conversion feature with the issuance of the Series C Convertible Preferred stock.
As of December 31, 2015, 487.79 shares of Series C Preferred stock had been converted to common stock. Upon conversion the Company recorded an additional deemed dividend of $0.2 million.
8. Stockholders’ Equity
Common Stock
On October 27, 2014, the Company completed an underwritten public offering of 2,000,000 shares of our common stock at a public offering price of $10.00 per share. As part of the fee payable to the underwriters in connection with the offering, we also issued 20,000 shares of common stock to the underwriters. The Company received net proceeds of approximately $18.5 million from the offering after deducting underwriting discounts and commissions and offering expenses.
On December 22, 2015, the Company completed a registered offering in which it directly issued 2,298,744 shares of its common stock at a public offering price of $0.47 per share and 8,919.59044 shares of Series C Preferred Stock convertible into 18,977,852 shares of common stock, together with warrants to purchase up to 21,276,596 shares of common stock. As part of the fee payable to the placement agent in connection with the offering, the Company also issued to the placement agent and its affiliates warrants to purchase an aggregate of 1,276,596 shares of common stock. The Company received net proceeds from the Series C and Unit A Offering, after placement agent fees and other offering expenses, of approximately $8.1 million and $1.0 million, respectively.
Warrants
In May 2013, the Company issued warrants to acquire 6,801 shares of common stock at an exercise price of $53.00 per share and an expiration date of May 6, 2020. These warrants were issued to Silicon Valley Bank and Oxford Finance LLC in connection with the May 6, 2013 loan agreement. The Company accounts for the warrants as equity instruments.
On May 14, 2015 and December 22, 2015, the Company issued warrants to purchase an aggregate of 1,000,000 and 500,000 shares of common stock, respectively, to NSPH Funding, LLC, an affiliate of Life Sciences Alternative Funding LLC, and SWK Funding, LLC pursuant to the Company’s loan facility with these lenders, as further described in Note 3.

Registration Rights
In connection with the Company’s issuance of warrants to purchase common stock in its offerings of Series A Preferred Stock in May 2015 and Series B Preferred Stock in June 2015, and to the Lenders under the Company’s loan facility in May 2015 and December 2015, the Company has entered into registration rights agreements with the investors from these offerings and the Lenders pursuant to which the Company is required to file one or more registration statements with the SEC to register the resale by the investors and Lenders and their permitted transferee's of shares of Common Stock issuable to them upon exercise of the warrants, and use its reasonable best efforts to maintain the effectiveness of such registration statement(s).
9. Intangible Assets
Intangible assets, consisting of purchased intellectual property, as of December 31, 2015 and 2014 comprise the following (in thousands):

	December 31, 2015				December 31, 2014
	Cost	Additions	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Intellectual property — licenses	$3,263	$68	$(1,710)	$1,621	$3,263	$(1,432)	$1,831
Patents	455		(253)	202	455	(206)	249
	$3,718	$68	$(1,963)	$1,823	$3,718	$(1,638)	$2,080
Amortization expense for intangible assets was $0.3 million, and $0.3 million for the years ended December 31, 2015, and 2014, respectively. Estimated future amortization expense is as follows (in thousands):

Years Ending December 31,	Amortization Expense
2016	$317
2017	301
2018	219
2019	211
Thereafter	775
Licenses are amortized from the date of initial use of the licensed technology and such amortization continues over the remaining life of the license. The future amortization expense reflected above is based on licenses for which the licensed technology is being used as of December 31, 2015. There were no license costs written off in the years ended December 31, 2015, and 2014.
In order to use the technologies covered under these license agreements, the Company’s has agreed to pay a percentage of net sales as royalties, in percentage amounts ranging from less than 1% to 12.0%. Royalties on net sales are classified in cost of sales. These licenses expire at various times, corresponding to the subject patents expirations, which currently range from 2016 to 2028.
10. Commitments and Contingencies
In August 2009, the Company executed a lease renewal which commenced in June 2011 and ended in May 2014. In November 2013, the Company exercised its renewal option and the lease term has been extended to May 2017.
On January 1, 2015 the company was leasing 40,749 square feet of space for its administrative, executive, research and development, and manufacturing functions. On February 16, 2015, the Company exercised an option under its lease to acquire an additional 7,721 square feet of space at its corporate headquarters to expand its manufacturing facility, now leasing a total of 48,470 square feet.

With this additional space, the annual future minimum obligations including common area maintenance (CAM), for the operating lease as of December 31, 2015 is as follows:

Years Ending December 31	Operating Lease and CAM (in thousands)
2016	$793
2017	349
Total minimum lease payments	$1,142
Rent and operating expenses associated with the office and laboratory space were $0.7 million, in both 2015 and 2014, respectively.
11. Restructuring
In January 2015, the Company eliminated certain full time positions, and recorded a restructuring expense of $0.5 million for severance. The Company has paid the severance and the restructuring is complete as of December 31, 2015. The table below shows the beginning provision, and payments made during the year:

	Twelve months ended December 31, 2015
	Cost	Payments	Balance
Provision for Restructure (in thousands)	$513	$(513)	$—
12. Income Taxes
Deferred tax assets consist primarily of net operating loss (“NOL”) carryforwards related to U.S. federal and state taxes and research and development ("R&D") tax credits. Realization of future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s ability to generate future taxable income. Due to the Company’s history of operating losses, the Company has recorded a full valuation allowance against these assets.
NOL carryforwards of approximately $347.0 million for income tax purposes are available to offset future taxable income. If not used, these carryforwards will expire in varying amounts from 2020 through 2035. The Company also has federal research and development tax credit carryforwards of $13.9 million which will expire from 2020 through 2035. Sections 382 & 383 of the Internal Revenue Code subjects the utilization of net operating loss and credit carryforwards to an annual limitation that is applicable if the Company experiences an ownership change. The Company believes its public offerings and/or prior equity investments likely have triggered an ownership change as defined by the Internal Revenue Code. However, the Company has yet to perform the computations under Sections 382 & 383 which would determine the amount of annual limitation on its utilization of its net operating loss and tax credit carryforwards. The annual limitation may result in an annual usage limitation that would require the Company to write off part or all of the NOL or R&D credit carryforward. This impairment would have no impact on the effective tax rate as the Company maintains a full valuation allowance.

The following is a summary of the components of the Company’s deferred tax assets and liabilities as of December 31, 2015 and 2014 (in thousands):

	2015	2014
Deferred tax assets:
Net operating losses	$133,742	$123,906
Research and development credits	15,796	14,152
Share-based compensation	3,053	2,793
Amortization of intangible assets	136	155
Other	426	297
	153,153	141,303
Valuation allowance	(152,095)	(140,621)
Net deferred tax assets after valuation allowance	1,058	682
Deferred tax liabilities:
Depreciation on property and equipment	(1,058)	(682)
Deferred tax assets — net	$—	$—
The reconciliation of the federal statutory rate to the Company’s effective tax rate of zero percent for the years ended December 31, 2015, and 2014 is as follows:

	Years Ended December 31,
	2015	2014
Tax provision at the statutory federal rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	4.6%	4.6%
Other	(0.9)%	(1.2)%
State rate change	0.7%	(12.5)%
Valuation allowance	(38.4)%	(24.9)%
	0.0%	0.0%
As of December 31, 2015 and 2014, the Company had no liability recorded for unrecognized tax benefits. The Company classifies penalties and interest expense related to income tax liabilities as an income tax expense. There were no interest and penalties recognized in the statements of operations for the years ended December 31, 2015, and 2014, or accrued on the balance sheets as of December 31, 2015 and 2014.
The Company files tax returns in the U.S. and various states. All tax years since 1999 remain open to examination by the major taxing jurisdictions to which the Company is subject due to our net operating loss and credit carryforwards from those years. The Company has not made any cash payments for income taxes since its inception.
13. Supplemental Financial Information

Accounts Receivable (in thousands):	2015	2014
Accounts receivable	$4,467	$4,379
Less: allowance for doubtful accounts	(201)	(87)
Total	$4,266	$4,292

Inventories (in thousands):	2015	2014
Raw materials	$3,183	$3,041
Work-in-process	234	162
Finished goods	2,644	6,184
Total	$6,061	$9,387

Property and Equipment (in thousands):	2015	2014
Equipment with customers	$11,305	$9,700
Computer and office equipment	318	1,003
Engineering, laboratory equipment and tooling	496	1,461
Furniture and fixtures	250	329
Manufacturing equipment	7,730	6,988
Leasehold improvements	3,036	2,954
Total property and equipment - at cost	23,135	22,435
Less: accumulated depreciation	(16,636)	(18,624)
Construction in Progress	2,396	1,261
Property and Equipment - Net	$8,895	$5,072

Other Current Liabilities (in thousands):	2015	2014
Accrued clinical trial expenses	$236	$1,858
All other	3,077	1,315
Total	$3,313	$3,173

Product Reporting (in thousands):	2015	2014
Revenues:
Instruments	3,793	3,327
Consumable	17,279	10,963
Total	$21,072	$14,290
14. Subsequent Events
On January 25, 2016, the Company received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying it that, for the last 30 consecutive business days, the closing bid price of its common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Capital Market pursuant to Listing Rule 5550(a)(2) (“Minimum Bid Price Rule”). In accordance with NASDAQ Listing Rules, the Company has been given 180 calendar days, or until July 25, 2016, to regain compliance with the Minimum Bid Price. If, at any time before July 25, 2016 the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Staff will provide written notification to the Company that we comply with the Minimum Bid Price Rule. During this 180 calendar day period, the Company also may submit a plan to regain compliance to NASDAQ and may request up to an additional 180 calendar days to complete the plan.
On January 31, 2016, the company achieved both (i) trailing six month revenue of greater than $12,000,000 in a consecutive 6 month period, and (ii) greater than 100 cumulative new unit placements during a consecutive 12 month period after January 1, 2015, pursuant to which, on February 5, 2016, the Company was able to draw an advance on the term loan in the amount of $5 million. This advance also requires that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, increase to $5 million.
From January 1, 2016 through February 23, 2016, an additional 282.00 shares of Series C Preferred Stock had been converted into 600,000 shares of common stock.

NANOSPHERE, INC.
INTERIM CONDENSED FINANCIAL STATEMENTS
As of March 31, 2016 and for the Three Months Ended March 31, 2016 and 2015

Nanosphere, Inc.
Condensed Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$13,400	$15,107
Restricted cash	5,000	4,000
Accounts receivable - net of allowance for doubtful accounts	4,248	4,266
Inventories	5,831	6,061
Other current assets	588	403
Total Current Assets	29,067	29,837
Property and equipment - net of accumulated depreciation	8,899	8,895
Intangible Assets - net of accumulated amortization	1,744	1,823
Other Assets	75	75
Total Assets	$39,785	$40,630
LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	$2,209	$1,769
Accrued compensation	1,377	1,628
Other current liabilities	3,355	3,313
Debt - net	20,552	15,340
Total Current Liabilities	27,493	22,050

Total Liabilities	27,493	22,050
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, $0.01 par value; 10,000,000 shares authorized;
Series C: 8,384.8, and 8,431.8 shares issued and outstanding as of March 31, 2016, and December 31, 2015, respectively	3,791	4,003
Common stock, $0.01 par value; 150,000,000 shares authorized; 12,270,248 shares and 11,570,248 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	123	116
Additional paid-in capital	467,443	466,958
Accumulated deficit	(459,065)	(452,497)
Total Stockholders’ Equity	12,292	18,580
Total Liabilities and Stockholders' Equity	$39,785	$40,630
See notes to unaudited condensed financial statements.

Nanosphere, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Product sales	$6,589	$4,618
Total revenue	6,589	4,618
Costs and Expenses:
Cost of sales	3,540	2,486
Research and development	3,744	3,640
Sales, general, and administrative	4,911	5,226
Restructuring costs	—	513
Total costs and expenses	12,195	11,865
Loss from Operations	(5,606)	(7,247)
Other income (expense):
Interest expense	(971)	(287)
Other income	9	1
Total other expense	(962)	(286)
Net Loss and Comprehensive Loss	$(6,568)	$(7,533)

Deemed dividend on Series C convertible preferred stock, due to beneficial conversion feature	$(117)	$—
Loss Attributable to Common Shareholders	$(6,685)	$(7,533)

Net loss per common share - basic and diluted	$(0.55)	$(1.29)

Weighted average number of common shares outstanding - basic and diluted	12,114	5,842
See notes to unaudited condensed financial statements.

Nanosphere, Inc.
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Month Periods Ended March 31,
	2016	2015
OPERATING ACTIVITIES:
Net loss	$(6,568)	$(7,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	561	417
Amortization of intangible assets	79	82
Amortization of financing costs and accretion of debt discount	242	66
Share-based compensation	280	403
Provision for bad debt	(3)	102
Restructuring costs	—	513
Changes in operating assets and liabilities:
Accounts receivable	21	807
Inventories	37	(861)
Other current assets	(185)	(453)
Accounts payable	440	777
Accrued and other current liabilities	(209)	49
Net cash used in operating activities	(5,305)	(5,631)
INVESTING ACTIVITIES:
Purchases of property and equipment	(372)	(271)
Restricted cash	(1,000)	—
Net cash used in investing activities	(1,372)	(271)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt	5,000	—
Payments on debt	—	(927)
Payment of debt issuance costs	(30)	—
Net cash provided by financing activities	4,970	(927)
Net decrease in cash and cash equivalents	(1,707)	(6,829)
Cash and cash equivalents - beginning of period	15,107	21,053
Cash and cash equivalents - end of period	$13,400	$14,224
NONCASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of property and equipment to inventory	$193	$8
Conversion of convertible Series C preferred stock to common stock	329	—
Deemed dividend on conversion of preferred stock to common stock	117	—
SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	632	222
See notes to unaudited condensed financial statements.

Nanosphere, Inc.
Condensed Statement of Stockholders' Equity
(in thousands)
(Unaudited)

	Convertible Preferred Stock
	Series C		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Accum. Deficit	Total
Balance at January 1, 2016	9	$4,003	11,571	$116	$466,958	$(452,497)	$18,580
Deemed dividend on conversion of preferred stock to common stock	—	117	—	—	(117)	—	—
Conversion of convertible preferred stock to common stock	—	(329)	700	7	322	—	—
Share-based compensation expense	—	—	—	—	280	—	280
Net loss	—	—	—	—	—	(6,568)	(6,568)
Balance as March 31, 2016	9	$3,791	12,271	$123	$467,443	$(459,065)	$12,292

See notes to unaudited condensed financial statements.

Nanosphere, Inc.
Notes to Condensed Financial Statements
(Unaudited)
1. Description of Business and Significant Accounting Policies
Nanosphere, Inc. (the “Company”) develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, that enables simple, low cost, and highly sensitive genomic and protein testing on a single platform.
Basis of Presentation - The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and in conformity with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, unless otherwise noted herein, necessary to present fairly the results of operations, financial position and cash flows have been made. Therefore, these condensed financial statements should be read in conjunction with the Company’s most recent audited financial statements for the year ended December 31, 2015 and notes thereto included in the Company’s Annual Report on Form 10-K. The results of operations for any interim period are not necessarily indicative of the results of operations expected for the full year.
The accompanying condensed financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Use of Estimates - The preparation of financial statements in conformity with U.S GAAP which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. The Company’s significant estimates included in the preparation of the condensed financial statements are related to inventories, property and equipment, intangible assets, debt, preferred stock, warrants, and share-based compensation. Actual results could differ from those estimates.

Restricted Cash - Any cash that is legally restricted from use is recorded in restricted cash on the condensed balance sheets. The new term loan facility (See Note 2) requires the Company to maintain a minimum account balance which is considered to be restricted cash. The restricted cash balance was $5.0 million, and $4.0 million, on March 31, 2016, and December 31, 2015, respectively. This increase in the restricted cash balance is due to the terms outlined in the amended loan agreement, and a requirement to draw down the second tranche of debt.
Deferred Financing Costs - Costs incurred to issue debt are deferred and amortized as a component of interest expense using the effective interest method over the term of the related debt agreement. Amortization expense of deferred financing costs was $0.2 million, and less than $0.1 million for the three month periods ended March 31, 2016, and 2015, respectively.
Fair Value of Financial Instruments - The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values. The fair value of debt was $18.5 million, and $14.7 million at March 31, 2016 and December 31, 2015, respectively. The carrying value of the debt was $25.0 million and $20.0 million as of March 31, 2016 and December 31, 2015, respectively.
Reverse Stock Split - On April 7, 2015, the Company's Board of Directors and shareholders approved a 20-to-1 reverse split of the Company's issued and outstanding common stock, effective at the close of business on April 8, 2015. The effect of this event has been reflected in all the share quantities and per share amounts in these financial statements. The shares of common stock authorized remained at 150 million and retained a par value of $0.01.

Debt, with Detachable Warrants -  The Company accounts for debt with detachable warrants in accordance with ASC 470:  Debt and allocated proceeds received to the debt and detachable warrants based on relative fair values. The Company assessed the classification of its common stock purchase warrants as of the date of the transaction and determined that such instruments meet the criteria for equity classification. The warrants are reported on the condensed balance sheet as a component of additional paid in capital within stockholders’ equity.

The Company recorded the related issue costs and value ascribed to the warrants as a reduction of the debt.  The discount is amortized utilizing the effective interest method over the term of the debt.  The unamortized discount, if any, upon repayment of the notes will be expensed to interest expense. In accordance with ASC Subtopic 470-20, the Company determined the effective interest rate on the first tranche of debt was 22.0%, and 13.2% on the second tranche. The Company has also evaluated its debt and warrants in accordance with the provisions of ASC 815, Derivatives and Hedging, including consideration of embedded derivatives requiring bifurcation.

Evaluation Equipment - The Company monitors inventory held at customer sites for evaluation (“Evaluation Equipment”). Upon determination that such Evaluation Equipment is no longer available for sale and is to remain with the customer, Evaluation Equipment is reclassified to property plant and equipment as leased equipment, which is typically after twelve months following initial placement. During the three month periods ended March 31, 2016, the Company reclassified $0.3 million of Evaluation Equipment to property, plant, and equipment.  The Company commences depreciation on the date of transfer and such Evaluation Equipment is depreciated over a three year period.
Recent Accounting Pronouncements: In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Company currently in the process of evaluating the impact of adoption of ASU 2016-02 on the condensed financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”). The purpose of ASU 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. The amendments in ASU 2016-08 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU 2016-08 on the condensed financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). The amendment is to simplify several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in ASU 2016-09 are effective for interim and annual reporting periods beginning after December 15, 2016. The Company is currently assessing the impact of ASU 2016-09 on the condensed financial statements and related disclosures.
2. Liquidity, Capital Resources and Recent Developments
Liquidity and Capital Resources
As of March 31, 2016, the Company has incurred net losses of $459.1 million since inception, and has funded those losses primarily through the sale and issuance of equity securities and secondarily through the issuance of debt. While the Company is currently in the commercialization stage of operations, the Company has not yet achieved profitability and anticipates that it will continue to incur net losses in the foreseeable future. The Company had cash and cash equivalents of $18.4 million, of which $5.0 million is restricted cash as of March 31, 2016 and net cash used in operating activities of $5.3 million for the three month period ended March 31, 2016.
The Company's current and anticipated cash resources will likely be insufficient to support currently forecasted operations within one year after the date that the financial statements are issued, and therefore, the Company will need additional debt or equity financing in the future to execute its business plan and to be able to continue as a going concern. Capital outlays and operating expenditures that would otherwise increase over the next twelve months as the Company expands its infrastructure, manufacturing capacity and research and development activities to support commercialization of its products may need to be curtailed which may not be advantageous for the Company's business operations. Many of the aspects of the Company’s forecasts involve management’s judgments and estimates that include factors that could be beyond the Company's control and actual results could differ. These and other factors could cause the Company's forecasted plans to be unsuccessful which could have a material adverse effect on the Company's operating results, financial condition, and liquidity and causes substantial doubt about the Company’s ability to continue as a going concern.
Term Loan Facility with NSPH Funding LLC and SWK Funding LLC
On May 14, 2015, (the "Closing Date") the Company entered into a Loan and Security Agreement ("Loan Agreement") with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding, LLC, and SWK Funding LLC, as lenders (together, the “Lenders”) providing for the Lenders to advance term loans in an aggregate amount of up to $30.0 million (the “Loan”) to the Company. NSPH Funding LLC also agreed to act as agent under the loan facility (the “Collateral Agent”).

The Company immediately drew down $20.0 million of the Loan and an additional $5.0 million on February 5, 2016. In connection with the additional draw down, the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, increased to $5.0 million.
The Loan Agreement requires that the Company maintain, as of the last day of each fiscal quarter of the Company beginning in the first fiscal quarter of 2016, a minimum adjusted cash flow (the “Cash Flow Requirement”) which requirement increases each quarter. For example, in the first fiscal quarter of 2016, the Company must maintain negative adjusted cash flow of not less than $6.5 million. The Cash Flow Requirement requires that the Company achieve a positive adjusted cash flow of $0.2 million by the last day of the quarter that begins on October 1, 2017. If the Company fails to satisfy the required Cash Flow Requirement for any two out of three successive quarters, the date on which the first amortization payment is due under the Loan Agreement would accelerate to the next following payment date, and the minimum quarterly amortization rate would increase to approximately $3.3 million, resulting in a final, accelerated maturity for the term loan by the end of the sixth fiscal quarter thereafter. The Company met the Cash Flow Requirement for the fiscal quarter ended March 31, 2016.
The Company also will receive another advance in an amount up to $5,000,000 if: (i) the Company submits a 510(k) premarket notification submission to the FDA concerning its diagnostic tests of its next generation product platform (currently in development) before September 30, 2016; (ii) the Company also achieves the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period; and (iii) if the Company has satisfied both of the foregoing tests, it has submitted its draw request on or before November 15, 2016.
Substantially all assets of the Company serve as collateral to the Loan Agreement. The Loan Agreement restricts our ability to pay cash dividends and certain other payments. The Loan agreement also provides that a material adverse change in the Company’s financial condition could trigger an event of default. If an event of default occurs all amounts owing under the Loan Agreement would become immediately due and payable and the Collateral Agent, could move against the collateral, including the Company’s cash and cash equivalents. While the Company does not believe that such an event of default has occurred, the Lenders may take a contrary position. If an event of default were to occur, such actions by the Collateral Agent would have an immediate and substantial negative effect on the Company’s ability to continue as a going concern, as it would essentially eliminate its cash reserves. The Company has not been notified of an event of default as of the date of issuance of these financial statements. As there is a more than remote likelihood that the Lenders may be entitled to declare an event of default under this clause in the next twelve months, the principal due subsequent to March 31, 2016 have been presented as a current liability.
Series A Convertible Preferred Stock Offering
On May 14, 2015, the Company issued $4.4 million of series A convertible preferred stock (the "Series A Preferred Stock"), which are convertible into a total of 1,168,659 shares of common stock at a conversion price of $3.765, and warrants to purchase shares of common stock exercisable for up to 1,168,659 additional shares of common stock, in the aggregate at exercise price of $3.65 per share and are exercisable for a period of 5 years commencing November 14, 2015 until November 14, 2020 (the "Series A Investor Warrants"). In connection with the Series A Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of common stock at an exercise price of $4.45 per share (the “Series A Placement Agent Warrants, and together with the Series A Investor Warrants, the “Series A Warrants”) with a fair value of $0.2 million at issuance. The Series A Warrants are exercisable for 4.5 to 5 years commencing November 14, 2015. At the time of issuance, the relative fair value of the Series A Investor Warrants was estimated at $1.6 million using the Black-Scholes model and recorded as issuance costs. The Series A Preferred Stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. As of December 31, 2015, all 4,400 shares of Series A Preferred Stock had been converted into 1,168,659 shares of common stock.
Net proceeds from the Series A Offering after placement agent fees and other offering expenses were approximately $4.0 million.
Series B Convertible Preferred Stock Offering
On June 11, 2015, the Company issued $4.4 million of series B convertible preferred stock (the “Series B Preferred Stock”) (which are convertible into a total of 1,203,800 shares of common stock at a conversion price of $3.655) and warrants to purchase shares of common stock exercisable for up to 1,203,800 additional shares of common stock, in the aggregate at an exercise price of $3.54 per share and are exercisable for a period of 5 years commencing December 11, 2015 until December 11, 2020 (the “Series B Investor Warrants”). In connection with the Series B Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 72,230 shares of common stock at an exercise price of $3.54 per share (the “Series B Placement Agent Warrants, and together with the Series B Investor Warrants, the “Series B Warrants”) with a fair value of $0.2 million at issuance. The Series B Warrants are exercisable for 4.5 to 5 years commencing December 11, 2015. At the time of issuance, the relative fair value of the Series B Investor Warrants was estimated at $1.6 million using the Black-Scholes model and recorded as issuance costs. The Series B Preferred Stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. As of December 31, 2015, all 4,400 shares of Series B Preferred Stock has been converted into 1,203,800 shares of common stock.
Net proceeds from the Series B Offering after placement agent fees and other offering expenses were approximately $4.0 million.
Common Stock and Series C Convertible Preferred Stock Offering
On December 22, 2015, the Company completed a registered offering (the "Series C Offering") in which it issued 2,298,744 shares of its common stock at a price of $0.47 per share, with each share of common stock coupled with a 5-year warrant to purchase one share of common stock, at an exercise price of $0.70 per share and are exercisable for a period of 5 years until December 22, 2020 (the “Series C Investor Warrants”). These securities were sold in the form of a Class A Unit but were immediately separable and were issued separately at the closing.
For certain investors who would otherwise hold more than 4.99% of the Company’s common stock following the Series C Offering, the Company issued to such investors, in the form of Class B Units, 8,919.59044 shares of a new class of preferred stock designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”) with a stated value of $1,000 and which are convertible into 18,977,852 shares of the Company’s common stock at a conversion price equal to $0.47 per share of common stock, together with Series C Investor Warrants to purchase up to 18,977,852 shares of the Company’s common stock. These securities were sold in the form of a Class B Unit but were immediately separable and were issued separately at the closing.
In connection with the Series C Offering, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 1,276,596 shares of common stock at an exercise price of $0.517 per share (the "Series C Placement Agent Warrants", and together with the Series C Investor Warrants, the "Series C Warrants") with a fair value of $0.7 million at issuance. The Series C Warrants were exercisable immediately upon issuance. At the time of issuance, the relative fair value of the Series C Investor Warrants was estimated at $10.5 million using the Black-Scholes model and recorded as issuance costs. The Series C Preferred Stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. As of December 31, 2015, 487.790 shares of Series C Preferred Stock had been converted into 1,037,852 shares of common stock. As of March 31, 2016, an additional 329.0 shares of Series C Preferred stock had been converted to 700,000 of common stock.
Net proceeds from the Series C Offering of Class A Units and Class B Units after placement agent fees and other offering expenses was approximately $1.0 million, and $8.1 million, respectively.
The Lender Warrants, Series A Warrants, Series B Warrants and Series C Warrants can be settled in shares of our common stock by cashless exercise in lieu of payment of the exercise price at the option of the holder. The warrants contain no mandatory redemption features and no repurchase obligations requiring the transferring of assets and are for a fixed number of shares, except for customary anti-dilution adjustments.
3. Debt
The following table summarizes the Company's debt as of March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
NSPH Funding LLC and SWK Funding LLC	$25,000	$20,000
Debt discount, inclusive of issue costs	(4,448)	(4,660)
Debt	$20,552	$15,340

The following table sets forth the contractual future principal payments as of March 31, 2016:

Years Ending December 31
2016	$—
2017	1,250
2018	4,375
2019	7,667
2020	8,333
2021	3,375
Total	$25,000
4. Net Loss Per Common Share
Basic and diluted net loss, per common share have been calculated in accordance with ASC Topic 260, “Earnings Per Share”, for the three month periods ended March 31, 2016 and 2015. As the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.
The computation of basic net loss per common share for the three month periods ended March 31, 2016 and 2015 excluded 324,000 and 19,500 shares of restricted stock, respectively (see Note 5). While these restricted shares of stock are included in outstanding shares on the condensed balance sheet, these restricted shares are excluded from basic net loss per common share in accordance with ASC Topic 260 due to the forfeiture provisions associated with these shares.
The computations of diluted net loss per common share for the three month periods ended March 31, 2016 and 2015 did not include the outstanding shares of restricted stock, options to acquire common stock, common stock warrants, and convertible preferred stock, as the inclusion of these securities would have been antidilutive:

	Three Months Ended March 31,
	2016	2015
Restricted stock	324,000	19,500
Stock options	619,675	246,618
Common stock warrants	26,574,802	6,801
Convertible preferred stock (8,384.8 preferred shares that are convertible to 17,240,000 shares of common stock)	17,240,000	—
	44,758,477	272,919
5. Equity Incentive Plan
The Company’s board of directors has adopted and the shareholders have approved the Nanosphere, Inc. 2000 Equity Incentive Plan (the “2000 Plan”), the Nanosphere, Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”) and the Nanosphere, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan,” and together with the 2000 Plan and the 2007 Plan, the “Plans”). Upon adoption of the 2014 Plan at the Company’s annual meeting of shareholders on May 28, 2014, the 2000 Plan and 2007 Plan were terminated. The Plans authorize the compensation committee to grant stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, incentive stock options, deferred share units and performance awards. Option awards are generally granted with an exercise price equal to or above the fair value of the Company’s common stock at the date of grant with ten year contractual terms. Certain options vest ratably, generally over three to four years of service, while other options cliff vest after seven years of service but provide for accelerated vesting contingent upon the achievement of various company-wide performance goals, such as decreasing time to market for new products and entering into corporate collaborations (as defined in the option grant agreements). For these “accelerated vesting” options, 20%-25% of the granted option shares will vest upon the achievement of each of four or five milestones as defined in the option grant agreements, with any remaining unvested options vesting on the seven year anniversary of the option grant dates. Approximately 3% of the options granted and outstanding contain “accelerated vesting” provisions. The fair values of the Company’s option awards granted during the three months ended March 31, 2016 are not material.

Total compensation cost recognized for all stock option awards was $0.3 million, and $0.2 million in the three month periods ended March 31, 2016, and 2015, respectively.
As of March 31, 2016, the total compensation cost not yet recognized related to the non-vested stock option awards is approximately $0.8 million, which is expected to be recognized over the next 2.8 years, with a weighted average term of 0.8 years. Certain milestone events are deemed probable of achievement prior to their seven year vesting term, and the acceleration of vesting resulting from the achievement of such milestone events has been factored into the weighted average vesting term. While the Company does not have a formally established policy, as a practice, the Company has delivered newly issued shares of its common stock upon the exercise of stock options.
A summary of option activity under the plans as of March 31, 2016, for the three month period ended is presented below:

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in years	Aggregate Intrinsic Value of Options
Outstanding - January 1, 2016	632,204	$20.81
Granted	4,619	$0.69
Exercised	—	$—
Expired	—	$—
Forfeited	(17,148)	$(63.95)
Outstanding - March 31, 2016	619,675	$19.46	8.30	$572
Exercisable - March 31, 2016	152,021	$50.00	5.70	$25
Vested and Expected to Vest - March 31, 2016	606,851	$19.46	8.30	$572
No options were exercised in the three month periods ended March 31, 2016, and 2015, respectively.
Included in the number of options outstanding at March 31, 2016 are 18,034 options with a weighted average exercise price of $120.96 per share, which have accelerated vesting provisions based on the criteria mentioned above. The total fair value of shares vested during the three months ended March 31, 2016, and 2015, was less than $0.1 million and $0.9 million, respectively.
A summary of the restricted shares activity under the plans as of March 31, 2016, for the three month period ended is presented below:

Restricted Stock	Number of Shares
Outstanding - January 1, 2016	—
Granted	324,000
Vested	—
Forfeited	—
Outstanding - March 31, 2016	324,000
The Company recognized less than $0.1 million, and $0.2 million of restricted stock compensation expense during the three month periods ended March 31, 2016, and 2015, respectively.

Total stock based compensation for stock options and restricted stock is as follows (in thousands):

	Three months ended March 31,
	2016	2015
Research and development	$29	$49
Selling and general	251	354
Total	$280	$403
6. Stockholders' Equity
On January 25, 2016, the Company received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market, notifying the Company that, for the last 30 consecutive business days, the closing bid price of the Company’s common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Capital Market pursuant to Listing Rule 5550(a)(2) (“Minimum Bid Price Rule”). In accordance with NASDAQ Listing Rules, the Company has been given 180 calendar days, or until July 25, 2016, to regain compliance with the Minimum Bid Price. If, at any time before July 25, 2016, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, NASDAQ will provide written notification to the Company that it complies with the Minimum Bid Price Rule. During this 180 calendar day period, the Company also may submit a plan to regain compliance to NASDAQ and may request up to an additional 180 calendar days to complete the plan. There can be no assurance that the Company will regain compliance or maintain the listing of its common stock on the NASDAQ Capital Market or qualify to transfer the listing of its common stock to another national securities exchange or stock market.
7. Intangible Assets
Intangible assets, consisting of purchased intellectual property, as of March 31, 2016 and December 31, 2015 comprise the following (in thousands):

	March 31, 2016			December 31, 2015
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Intellectual property - licenses	$3,331	$(1,778)	$1,553	$3,331	$(1,710)	$1,621
Patents	455	(264)	191	455	(253)	202
Total	$3,786	$(2,042)	$1,744	$3,786	$(1,963)	$1,823
The Company reviews its long-lived assets for impairment as a single asset group whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company will continue to monitor the recoverability of its long-lived assets. If results continue to decline, it could result in revisions to management’s estimates of the fair value of the asset group and may result in future charges. There were no license costs written off as of March 31, 2016, or December 31, 2015.
Amortization expense for intangible assets was $0.1 million for each of the three month periods ended March 31, 2016, and 2015 respectively. Estimated future amortization expense is as follows (in thousands):

Years Ending December 31
2016 (April to December)	$238
2017	301
2018	219
2019	219
Thereafter	767
Licenses are amortized from the date of initial use of the licensed technology and such amortization continues over the remaining life of the license. The future amortization expense reflected above is based on licenses for which the licensed technology is being used as of March 31, 2016.

8. Commitments and Contingencies
In November 2013, the Company exercised its renewal option on the lease at its corporate headquarters, and the lease term was extended to May 2017. Rent and operating expenses associated with the office and laboratory space were $0.4 million for both of the three month periods ended March 31, 2016, and 2015, respectively.
On January 1, 2015 the Company was leasing 40,749 square feet of space for its administrative, executive, research and development, and manufacturing functions. On February 16, 2015, the Company exercised an option under its lease to acquire an additional 7,721 square feet of space at its corporate headquarters to expand its manufacturing facility, now leasing a total of 48,470 square feet.
With this additional space, the annual future minimum obligations, including common area maintenance (CAM), for the operating leases as of March 31, 2016, are as follows:

Years Ending December 31	Operating Lease & CAM (in thousands)
2016 (April to December)	$611
2017	349
Total minimum lease payments	960
9. Restructuring Costs
In January 2015, the Company eliminated certain full time positions, and recorded a restructuring expense of $0.5 million for severance. The Company had paid the severance through September 2015. There were no restructuring costs recorded for the period ended March 31, 2016.
10. Subsequent Events

From April 1, 2016 through May 16, 2016, an additional 235.0 shares of Series C Preferred Stock had been converted into 500,000 shares of common stock.

On April 14, 2016, the Compensation Committee (the “Committee”) of the Company’s Board of Directors awarded shares of restricted common stock (the “Executive Stock Awards”) to Michael McGarrity, the Company’s President and Chief Executive Officer, Kenneth Bahk, the Company’s Chief Strategy Officer, and Farzana Moinuddin, the Company’s Acting Principal Financial Officer and Chief Accounting Officer, and Secretary, in the amounts of 225,000, 50,000, and 10,000 shares, respectively. The Executive Stock Awards were issued on April 20, 2016 and shall vest and become exercisable in twelve, equal, quarterly installments over a three years period on January 1, April 1, July 1 and October 1 each year commencing July 1, 2016, subject to continued employment, forfeiture and cancellation upon a termination for cause, and acceleration upon a change in control of the Company.

On May 15, 2016, the Company, Luminex Corporation, a Delaware corporation (“Luminex”), and Commodore Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Luminex (“Merger Subsidiary”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Luminex has agreed that it will commence a cash tender offer (the “Offer”) to acquire all of the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) for a purchase price of $1.35 per share, net to the holders thereof, in cash (the “Offer Price”), without interest, subject to the terms and conditions of the Merger Agreement.

The Merger Agreement may be terminated under certain circumstances, including in specified circumstances in connection with superior proposals. Upon the termination of the Merger Agreement, under specified circumstances, the Company will be required to pay Luminex a termination fee of $2,250,000.

Luminex has agreed to commence the Offer as promptly as reasonably practicable from the date of the Merger Agreement (but in no event later than fifteen (15) business days from the date of the Merger Agreement). The consummation of the Offer will be conditioned on (i) at least a majority of the issued and outstanding shares of the Common Stock as of the merger date having been validly tendered into and not withdrawn from the Offer, and (ii) other customary conditions. The Merger Agreement provides that, as soon as practicable (but not more than three (3) business days) following the consummation of the

Offer, Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Luminex. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), with no stockholder vote required to consummate the Merger. The Merger Agreement also provides for the waiver of the non-compete covenants in the employment agreements of Michael McGarrity, the Company’s President and Chief Executive Officer, and Kenneth Bahk, the Company’s Chief Strategy Officer.

For a complete description of the terms and conditions of the Merger Agreement, please see the Company’s Current Report on Form 8-K as filed with the SEC on May 16, 2016. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Quarterly Report on Form 10-Q.
11. Supplemental Financial Information

Inventories (in thousands):	March 31, 2016	December 31, 2015
Raw materials	$2,785	$3,183
Work-in-process	439	234
Finished goods	2,607	2,644
Inventories	$5,831	$6,061

Accounts Receivable (in thousands):	March 31, 2016	December 31, 2015
Accounts receivable	$4,446	$4,467
Allowance for doubtful accounts	(198)	(201)
Accounts receivable - net	$4,248	$4,266

Property and Equipment (in thousands):	March 31, 2016	December 31, 2015
Property and equipment - at cost	$22,062	$23,135
Less accumulated depreciation	(16,966)	(16,636)
Construction-in-Progress	3,803	2,396
Property and equipment - net	$8,899	$8,895

Other Current Liabilities (in thousands):	March 31, 2016	December 31, 2015
Accrued clinical trial expenses	$704	$236
Accrued license fees	—	—
All other	2,651	3,077
Other current liabilities	$3,355	$3,313

	Three months ended March 31,
Product Reporting:	2016	2015
Revenues:
Instruments	$538	$703
Consumables	6,051	3,915
Total revenues	$6,589	$4,618